Exhibit 99.1

ALTRIA REPORTS 2015 FIRST-QUARTER RESULTS;
DELIVERS ADJUSTED DILUTED EPS GROWTH OF 10.5% AND
REAFFIRMS 2015 FULL-YEAR ADJUSTED EPS GUIDANCE

▪	Altria’s 2015 first-quarter reported diluted earnings per share (EPS) decreased 11.9% to $0.52, as comparisons were affected by special items.

▪	Altria’s 2015 first-quarter adjusted diluted EPS, which excludes the impact of special items, increased 10.5% to $0.63.

▪	Altria reaffirms its 2015 full-year adjusted diluted EPS to be in the range of $2.75 to $2.80, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.57 in 2014.

RICHMOND, Va. - April 23, 2015 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2015 first-quarter business results and reaffirmed guidance for 2015 full-year adjusted diluted EPS.
“Altria delivered strong operating and financial results in the first quarter, growing adjusted diluted EPS by 10.5% on the strength of our core tobacco businesses and their leading premium brands,” said Marty Barrington, Chairman, Chief Executive Officer and President of Altria. “In the smokeable segment, PM USA’s steady investments in Marlboro continued to strengthen the brand’s leadership position. In the smokeless segment, USSTC grew its volume, supported by retail share gains from Copenhagen and Skoal combined. And Nu Mark began shipping its next generation e-vapor product, MarkTen XL, into lead markets.”

Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on April 23, 2015 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders - Dividends and Share Repurchase Program
In February 2015, Altria’s Board of Directors (Board) declared a regular quarterly dividend of $0.52 per share. The current annualized dividend rate is $2.08 per share. As of April 17, 2015, Altria’s annualized dividend yield was 4.0%. Altria paid approximately $1.0 billion in dividends in the first quarter and expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
During the first quarter of 2015, Altria repurchased approximately 3.6 million shares of its common stock at an average price of $53.03 for a total cost of $192 million. Altria has approximately $326 million remaining in the current $1 billion program, which it expects to complete by the end of 2015. The timing of share repurchases depends upon marketplace conditions and other factors. This program remains subject to the discretion of the Board.
Innovative Tobacco Products
Nu Mark LLC (Nu Mark) began shipping its next generation e-vapor product, MarkTen XL, into lead markets in April 2015. MarkTen XL is a larger format product that delivers twice the liquid and battery life as previous MarkTen products.
Capital Markets Activity - Debt Tender Offer
In March 2015, Altria completed a cash tender offer for approximately $793 million aggregate principal amount of its senior unsecured 9.700% Notes due 2018. The transaction resulted in a one-time, pre-tax charge against reported earnings of $228 million, or $0.07 per share, reflecting the loss on early extinguishment of debt.
Previously Announced Agreement to Resolve Federal Engle Progeny Litigation
In February 2015, Philip Morris USA Inc. (PM USA) announced that it and certain other manufacturers had reached a tentative agreement to resolve approximately 415 Engle progeny lawsuits pending against them in federal court. Under the terms of the tentative agreement, PM USA paid approximately $43 million into escrow and recorded a corresponding pre-tax charge against reported earnings, or $0.01 per share, during the first quarter of 2015.
2015 Full-Year Guidance
Altria reaffirms its guidance for 2015 full-year adjusted diluted EPS, which excludes the 2015 special items shown in Table 2, to be in a range of $2.75 to $2.80, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.57 in 2014, as shown in Table 1 below. Altria continues to expect that its 2015 full-year effective tax rate on operations will be approximately 35%.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to Altria’s forecast.

Table 1 - Altria’s 2014 Adjusted Results

Full Year
2014
Reported diluted EPS	$2.56
NPM Adjustment Items	(0.03)
Asset impairment, exit, integration and acquisition-related costs	0.01
Tobacco and health litigation items	0.01
SABMiller special items	0.01
Loss on early extinguishment of debt	0.02
Tax items	(0.01)
Adjusted diluted EPS	$2.57

ALTRIA GROUP, INC.
Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller plc (SABMiller) special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes (such settlements and determinations are referred to collectively as NPM Adjustment Items). Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that these adjusted financial measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding

GAAP measures are provided in this release. Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items, including those items noted in the preceding paragraph. Altria’s management cannot estimate on a forward-looking basis the impact of these items on its reported diluted EPS and its reported tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP measure for, or reconciliation to, its adjusted diluted EPS guidance or its forecast for its effective tax rate on operations.
Altria’s reportable segments are smokeable products, manufactured and sold by PM USA and John Middleton Co. (Middleton); smokeless products, substantially all of which are manufactured and sold by U.S. Smokeless Tobacco Company LLC (USSTC); and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Altria’s 2015 first-quarter net revenues increased 5.2% to $5.8 billion, reflecting higher net revenues in all reportable segments. Altria’s revenues net of excise taxes increased 6.6% to $4.3 billion for the first quarter.
Altria’s 2015 first-quarter reported diluted EPS decreased 11.9% to $0.52, primarily driven by loss on early extinguishment of debt, lower earnings from Altria’s equity investment in SABMiller (SABMiller’s results were negatively affected by special items and unfavorable currency impacts from a stronger U.S. dollar), 2014 first-quarter interest income related to NPM Adjustment Items and higher investment in innovative tobacco products. These factors were partially offset by higher reported OCI in the smokeable products segment and fewer shares outstanding. Altria’s first-quarter adjusted diluted EPS, which excludes the special items shown in Table 2, grew 10.5% to $0.63, primarily driven by higher adjusted OCI in the smokeable products segment and fewer shares outstanding, partially offset by higher investment in innovative tobacco products.

Table 2 - Altria’s Adjusted Results

	First Quarter
	2015	2014	Change
Reported diluted EPS	$0.52	$0.59	(11.9)%
NPM Adjustment Items	—	(0.02)
Tobacco and health litigation items	0.01	—
SABMiller special items	0.03	—
Loss on early extinguishment of debt	0.07	—
Adjusted diluted EPS	$0.63	$0.57	10.5%

SABMiller Special Items
Special items related to Altria’s equity investment in SABMiller affected comparisons of Altria’s first-quarter reported diluted EPS. For the first quarter of 2015, SABMiller pre-tax special items totaled $86 million, or $0.03 per share, primarily reflecting asset impairment charges.
NPM Adjustment Items
Comparisons of Altria’s first-quarter reported diluted EPS were further affected by NPM Adjustment Items. During the first quarter of 2014, PM USA recorded pre-tax interest income, which reduced interest and other debt expense, net, related to NPM Adjustment Items of approximately $64 million, or $0.02 per share.

SMOKEABLE PRODUCTS
The smokeable products segment delivered strong net revenues, adjusted OCI and adjusted OCI margin growth in the first quarter, primarily through higher pricing. PM USA grew Marlboro’s retail share and its total cigarette retail share for the quarter.
The smokeable products segment’s net revenues for the first quarter grew 5.3%, primarily driven by higher pricing and volume. Revenues net of excise taxes increased 6.9% in the first quarter.
The smokeable products segment’s 2015 first-quarter reported OCI increased 10.1%, primarily due to higher pricing, higher volume and lower resolution expenses (due principally to the end of the federal tobacco quota buy-out payments). These factors were partially offset by higher costs (primarily due to pension and benefit costs and the timing of selling, general and administrative spending) and higher tobacco and health litigation items. Adjusted OCI, which is calculated excluding the special items identified in Table 3, grew 12.6% and adjusted OCI margins expanded 2.3 percentage points to 46.4%.

Table 3 - Smokeable Products: Revenues and OCI ($ in millions)

	First Quarter
	2015	2014	Change
Net revenues	$5,221	$4,958	5.3%
Excise taxes	(1,495)	(1,474)
Revenues net of excise taxes	$3,726	$3,484	6.9%

Reported OCI	$1,686	$1,531	10.1%
Asset impairment and exit costs	—	2
Tobacco and health litigation items	43	3
Adjusted OCI	$1,729	$1,536	12.6%
Adjusted OCI margins [1]	46.4%	44.1%	2.3 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA’s 2015 first-quarter reported domestic cigarettes shipment volume increased 1.6%, benefiting from a moderation in the industry’s rate of decline, trade inventory movements and retail share gains. When adjusted for trade inventory changes and other factors, PM USA estimates that its first-quarter domestic cigarettes shipment volume was essentially unchanged, and that total industry cigarette volumes declined approximately 0.5% in the first quarter.
Middleton’s reported cigars shipment volume increased 10.2% for the first quarter, driven primarily by Black & Mild’s strong performance in the tipped cigars segment. Table 4 summarizes smokeable products segment volume performance.

Table 4 - Smokeable Products: Shipment Volume (sticks in millions)

	First Quarter
	2015	2014	Change
Cigarettes:
Marlboro	25,117	24,816	1.2%
Other premium	1,578	1,629	(3.1)%
Discount	2,503	2,304	8.6%
Total cigarettes	29,198	28,749	1.6%

Cigars:
Black & Mild	298	270	10.4%
Other	4	4	—%
Total cigars	302	274	10.2%

Total smokeable products	29,500	29,023	1.6%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.
Marlboro’s retail share increased by 0.3 points to 44.0% in the first quarter. PM USA grew its total retail share in the first quarter by 0.4 points due to gains by Marlboro and L&M in Discount. These retail share gains were partially offset by share losses on other portfolio brands. In the total machine-made large cigars category, Black & Mild’s retail share declined 0.6 points in the first quarter. Middleton continued to concentrate on the more profitable, tipped cigars segment, where Black & Mild gained share.
Table 5 summarizes retail share performance by PM USA in cigarettes and Middleton in machine-made large cigars.

Table 5 - Smokeable Products: Retail Share (percent)

	First Quarter
	2015	2014	Percentage point change
Cigarettes:
Marlboro	44.0%	43.7%	0.3
Other premium	2.8	2.9	(0.1)
Discount	4.3	4.1	0.2
Total cigarettes	51.1%	50.7%	0.4

Cigars:
Black & Mild	27.1%	27.7%	(0.6)
Other	0.3	0.2	0.1
Total cigars	27.4%	27.9%	(0.5)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars, made by machine, that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.

SMOKELESS PRODUCTS
The smokeless products segment grew OCI and expanded OCI margins in the first quarter of 2015. USSTC also increased Copenhagen and Skoal’s combined retail share.
The smokeless products segment’s 2015 first-quarter net revenues increased 3.6%, primarily driven by higher pricing, partially offset by higher promotional investments. The smokeless products segment’s revenues net of excise taxes increased 3.4% in the first quarter.
The smokeless products segment’s 2015 first-quarter OCI increased 5.0% primarily due to higher pricing, partially offset by higher promotional investments. The smokeless products segment’s OCI margins expanded 1.0 percentage point to 63.1% in the first quarter. Table 6 summarizes revenues and OCI for the smokeless products segment.

Table 6 - Smokeless Products: Revenues and OCI ($ in millions)

	First Quarter
	2015	2014	Change
Net revenues	$430	$415	3.6%
Excise taxes	(32)	(30)
Revenues net of excise taxes	$398	$385	3.4%

Reported and Adjusted OCI	$251	$239	5.0%
OCI margins [1]	63.1%	62.1%	1.0 pp
1 OCI margins are calculated as OCI divided by revenues net of excise taxes.

The smokeless products segment’s reported domestic shipment volume increased 2.7% in the first quarter of 2015. Copenhagen and Skoal’s combined reported shipment volume increased 3.7% in the first quarter.
After adjusting for trade inventory changes and other factors, USSTC estimates that its domestic smokeless products shipment volume grew approximately 4% in the first quarter of 2015. USSTC estimates that the smokeless products category volume grew approximately 2% over the last 12 months.
Table 7 summarizes volume performance for the smokeless products segment.

Table 7 - Smokeless Products: Shipment Volume (cans and packs in millions)

	First Quarter
	2015	2014	Change

Copenhagen	110.1	103.9	6.0%
Skoal	64.0	64.0	—%
Copenhagen and Skoal	174.1	167.9	3.7%
Other	17.0	18.2	(6.6)%
Total smokeless products	191.1	186.1	2.7%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.
Copenhagen and Skoal’s combined retail share increased 0.5 share points to 51.2% in the first quarter of 2015. Copenhagen’s retail share grew 1.0 share point, while Skoal’s retail share declined 0.5 share points.
Total smokeless products retail share for the first quarter of 2015 increased 0.2 share points to 54.9%. Table 8 summarizes smokeless products retail share performance.

Table 8 - Smokeless Products: Retail Share (percent)

	First Quarter
	2015	2014	Percentage point change

Copenhagen	31.3%	30.3%	1.0
Skoal	19.9	20.4	(0.5)
Copenhagen and Skoal	51.2	50.7	0.5
Other	3.7	4.0	(0.3)
Total smokeless products	54.9%	54.7%	0.2
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. One pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. All other products are considered to be equivalent on a can-for-can basis. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
In the wine segment, Ste. Michelle grew 2015 first-quarter net revenues 3.9% and OCI 22.7%, primarily due to improved premium mix. Ste. Michelle’s OCI margins expanded 3.2 percentage points in the first quarter to 20.9%. Table 9 summarizes revenues and OCI for the wine segment.

Table 9 - Wine: Revenues and OCI ($ in millions)

	First Quarter
	2015	2014	Change
Net revenues	$134	$129	3.9%
Excise taxes	(5)	(5)
Revenues net of excise taxes	$129	$124	4.0%

Reported and Adjusted OCI	$27	$22	22.7%
OCI margins [1]	20.9%	17.7%	3.2 pp
1 OCI margins are calculated as OCI divided by revenues net of excise taxes.
Ste. Michelle grew wine shipment volume 0.5% for the first quarter, as increased volume of Columbia Crest was mostly offset by declines in Chateau Ste. Michelle and 14 Hands. Table 10 summarizes Ste. Michelle’s reported shipment volume performance.

Table 10 - Wine: Shipment Volume (cases in thousands)

	First Quarter
	2015	2014	Change

Chateau Ste. Michelle	551	573	(3.8)%
Columbia Crest	227	192	18.2%
14 Hands	381	386	(1.3)%
Other	553	552	0.2%
Total Wine	1,712	1,703	0.5%

Altria’s Profile
Altria’s wholly-owned subsidiaries include PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2014.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration (FDA). Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	2015	2014	% Change

Net revenues	$5,804	$5,517	5.2%
Cost of sales [1]	1,797	1,752
Excise taxes on products [1]	1,532	1,509
Gross profit	2,475	2,256	9.7%
Marketing, administration and research costs	552	463
Asset impairment and exit costs	—	2
Operating companies income	1,923	1,791	7.4%
Amortization of intangibles	5	5
General corporate expenses	53	52
Operating income	1,865	1,734	7.6%
Interest and other debt expense, net	209	153
Loss on early extinguishment of debt	228	—
Earnings from equity investment in SABMiller	(134)	(225)
Earnings before income taxes	1,562	1,806	(13.5)%
Provision for income taxes	544	631
Net earnings attributable to Altria Group, Inc.	$1,018	$1,175	(13.4)%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.52	$0.59	(11.9)%

Weighted-average diluted shares outstanding	1,966	1,986	(1.0)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 3.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2015	$5,221	$430	$134	$19	$5,804
2014	4,958	415	129	15	5,517
% Change	5.3%	3.6%	3.9%	26.7%	5.2%

Reconciliation:
For the quarter ended March 31, 2014	$4,958	$415	$129	$15	$5,517
Operations	263	15	5	4	287
For the quarter ended March 31, 2015	$5,221	$430	$134	$19	$5,804

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2015	$1,686	$251	$27	$(41)	$1,923
2014	1,531	239	22	(1)	1,791
% Change	10.1%	5.0%	22.7%	(100%)+	7.4%

Reconciliation:
For the quarter ended March 31, 2014	$1,531	$239	$22	$(1)	$1,791
Asset impairment and exit costs - 2014	2	—	—	—	2
Tobacco and health litigation items - 2014	3	—	—	—	3
	5	—	—	—	5

Tobacco and health litigation items - 2015	(43)	—	—	—	(43)
	(43)	—	—	—	(43)
Operations	193	12	5	(40)	170
For the quarter ended March 31, 2015	$1,686	$251	$27	$(41)	$1,923

		Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended March 31,
	2015	2014
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,495	$1,474
Smokeless products	32	30
Wine	5	5
	$1,532	$1,509

The segment detail of charges for resolution expenses related to state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products	$1,049	$1,075
Smokeless products	2	3
	$1,051	$1,078

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$67	$62
Smokeless products	1	1
	$68	$63

		Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2015 Net Earnings	$1,018	$0.52
2014 Net Earnings	$1,175	$0.59
% Change	(13.4)%	(11.9)%

Reconciliation:
2014 Net Earnings	$1,175	$0.59

2014 NPM Adjustment Items	(41)	(0.02)
2014 Asset impairment and exit costs	1	—
2014 Tobacco and health litigation items	3	—
2014 SABMiller special items	6	—
Subtotal 2014 special items	(31)	(0.02)

2015 Tobacco and health litigation items	(27)	(0.01)
2015 SABMiller special items	(56)	(0.03)
2015 Loss on early extinguishment of debt	(143)	(0.07)
2015 Tax items	(2)	—
Subtotal 2015 special items	(228)	(0.11)

Fewer shares outstanding	—	0.01
Operations	102	0.05
2015 Net Earnings	$1,018	$0.52

2015 Net Earnings Adjusted For Special Items	$1,246	$0.63
2014 Net Earnings Adjusted For Special Items	$1,144	$0.57
% Change	8.9%	10.5%

		Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	March 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$3,674	$3,321
Inventories	2,085	2,040
Deferred income taxes	1,143	1,143
Other current assets	331	374
Property, plant and equipment, net	1,972	1,983
Goodwill and other intangible assets, net	17,329	17,334
Investment in SABMiller	5,850	6,183
Finance assets, net	1,360	1,614
Other long-term assets	468	483
Total assets	$34,212	$34,475

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$1,000	$1,000
Accrued settlement charges	4,551	3,500
Other current liabilities	3,344	3,173
Long-term debt	12,901	13,693
Deferred income taxes	5,907	6,088
Accrued postretirement health care costs	2,454	2,461
Accrued pension costs	978	1,012
Other long-term liabilities	515	503
Total liabilities	31,650	31,430
Redeemable noncontrolling interest	34	35
Total stockholders’ equity	2,528	3,010
Total liabilities and stockholders’ equity	$34,212	$34,475

Total debt	$13,901	$14,693